ABERCROMBIE & FITCH CO. REPORTS SECOND QUARTER RESULTS

•Company net sales growth of +16%, driven by Abercrombie brands +26% and Hollister brands +8%
•Operating margin of 9.6%, a significant expansion from approximately break even last year
•Inventory levels down 30% year-over-year with brands leveraging chase capabilities
•Company increases full year outlook ranges on sales and operating margin

New Albany, Ohio, August 23, 2023: Abercrombie & Fitch Co. (NYSE: ANF) today announced results for the second quarter ended July 29, 2023. These compare to results for the second quarter ended July 30, 2022. Descriptions of the use of non-GAAP financial measures and reconciliations of GAAP and non-GAAP financial measures accompany this release.

Fran Horowitz, Chief Executive Officer, said, “Our net sales and operating margin exceeded our expectations as global growth accelerated throughout the second quarter. We continue to see strong customer receptivity of our brands and product, led by 26% net sales growth in Abercrombie brands. To date, our efforts to evolve Hollister brands’ positioning and assortment are paying off, achieving a return to net sales growth at positive 8% for the quarter. Both brands saw gross profit rate improvement on higher average unit retail and lower freight costs. Operating leverage from sales growth and gross profit rate performance contributed to an operating margin of 9.6%, a significant expansion from second quarter of 2022. These strong results showcase the power of our playbook and our team’s ability to align product, voice, and experience to meet our customers’ needs. Operationally, we are strategically managing inventory, leveraging chase capabilities to support demand, and driving efficiency across our business.

While the macro environment remains dynamic, our first half results give us confidence to stay on offense for the second half. Consistent with our Always Forward Plan, we are continuing to open stores and make critical long-term investments in digital and technology that will keep our brands in position to exceed our customers’ expectations.”

Details related to reported net income (loss) per diluted share and adjusted net income (loss) per diluted share for the second quarter are as follows:

	2023	2022
GAAP	$1.10	$(0.33)
Excluded items, net of tax effect (1)	—	(0.03)
Adjusted non-GAAP	$1.10	$(0.30)
Impact from changes in foreign currency exchange rates (2)	—	(0.02)
Adjusted non-GAAP constant currency	$1.10	$(0.32)
(1)Excluded items consist of pre-tax store asset impairment charges in the prior year.
(2)The estimated impact from foreign currency is calculated by applying current period exchange rates to prior year results using a 26% tax rate.

A summary of results for the second quarter ended July 29, 2023 as compared to the second quarter ended July 30, 2022:
•Net sales of $935 million, up 16% as compared to last year on a reported basis and up 16% on a constant currency basis.
•Positive total company comparable sales of 13%.
•Gross profit rate of 62.5%, up approximately 460 basis points as compared to last year. The year-over-year improvement was primarily driven by a benefit of 400 basis points from year-over-year AUR growth and 340 basis points from lower freight costs partially offset by 180 basis points from higher cotton and raw material costs and 60 basis points from the adverse impact from foreign currency.
•Operating expense, excluding other operating income, net, up $30 million or 6% compared to last year, driven by increases in incentive compensation, store occupancy and technology expenses. Operating expense as a percentage of sales decreased to 53.2% from 58.0% last year.
•     Operating income of $90 million on a reported basis as compared to operating loss of $2 million and $0 million last year, on a reported and adjusted non-GAAP basis, respectively.
•Net income per diluted share of $1.10 on a reported basis as compared to net loss per diluted share last year of $0.33 and $0.30 on a reported and adjusted non-GAAP basis, respectively.

Segment reorganization on geographic basis
During the second quarter of 2023, to drive ongoing brand growth and leverage the knowledge and experience of its regional teams, the company reorganized its structure and now manages its business on a geographic basis, consisting of three reportable segments: Americas, Europe, the Middle East and Africa (EMEA) and Asia-Pacific (APAC). There were no changes on the consolidated results of operations. All prior periods presented are recast to conform to this classification.

Net Sales
Net sales by segment and brand for the second quarter are as follows:

Net sales by segment: (1)	2023	2022	1 YR % Change	Comparable sales (2)
Americas	$731,427	$613,244	19%	14%
EMEA	171,962	164,827	4%	6%
APAC	31,956	27,020	18%	26%
Total company	$935,345	$805,091	16%	13%

(in thousands)	2023	2022	1 YR % Change	Comparable sales (2)
Net sales by brand:
Abercrombie (3)	462,711	368,157	26%	23%
Hollister (4)	$472,634	$436,934	8%	5%
Total company	$935,345	$805,091	16%	13%
(1)    Net sales by segment are presented by attributing revenues to an individual country on the basis of the country in which the merchandise was sold for in-store purchases and on the basis of the shipping location provided by customers for digital orders.
(2)    Comparable sales are calculated on a constant currency basis. Refer to "REPORTING AND USE OF GAAP AND NON-GAAP MEASURES," for further discussion.
(3)    For purposes of the above table, Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.
(4)    For purposes of the above table, Hollister includes the Hollister, Gilly Hicks and Social Tourist brands.

Financial Position and Liquidity
As of July 29, 2023 the company had:
•Cash and equivalents of $617 million. This compares to cash and equivalents of $518 million and $370 million as of January 28, 2023 and July 30, 2022, respectively.
•Inventories of $493 million, a decrease of 30% compared to July 30, 2022.
•Long-term gross borrowings under the company’s senior secured notes of $300 million (the “Senior Secured Notes”) which mature in July 2025 and bear interest at a rate of 8.75% per annum.
•Borrowing available under the senior-secured asset-based revolving credit facility (the “ABL Facility”) of $357 million.
•Liquidity, comprised of cash and equivalents and borrowing available under the ABL Facility, of approximately $974 million. This compares to liquidity of $866 million and $729 million as of January 28, 2023 and July 30, 2022, respectively.

Cash Flow and Capital Allocation
Details related to the company’s cash flows for the year-to-date period ended July 29, 2023 are as follows:
•Net cash provided by operating activities of $216 million.
•Net cash used for investing activities of $90 million.
•Net cash used for financing activities of $23 million.

Depreciation and amortization was $72 million for the year-to-date period ended July 29, 2023.

Fiscal 2023 Full Year Outlook
The following outlook replaces all previous full year guidance. For fiscal 2023, the company now expects:
•Net sales growth of around 10% from $3.7 billion in 2022. This is an increase to the previous outlook of up 2% to 4%. The current outlook assumes that Abercrombie brands will continue to outperform Hollister brands. Also, fiscal 2023 includes a 53rd week for reporting purposes, along with net store expansion. The 53rd week is estimated to add approximately $45 million to total net sales in the fourth quarter and full year of 2023.
•Operating margin to be in the range of 8% to 9%. This range improves from the previous outlook of 5% to 6%. The current outlook includes a benefit of around 250 basis points from full year 2022 levels on expected net improvement in freight and raw material costs, and modest operating expense leverage with sales growth expected to more than offset higher expenses from the combination of inflation and increased investments for the 2025 Always Forward Plan initiatives, including an upgrade of our retail merchandising ERP system.
•Effective tax rate to be in the low-to-mid 30s. This replaces the previous outlook of high-30s. The current outlook assumes the continued inability to realize benefits on certain expected tax losses incurred outside of the U.S., although to a lesser extent than the prior outlook provided.
•Capital expenditures of approximately $160 million.

Fiscal 2023 Third Quarter Outlook
For the third quarter of fiscal 2023, the company expects:
•Net sales growth to be up low double-digits compared to fiscal third quarter 2022 level of $880 million. Included in this outlook is the expected benefit of approximately 140 basis points from foreign currency.
•Operating margin to be in the range of 8% to 10% compared to an adjusted operating margin of 2.4% in Q3 2022. We expect the year-over-year improvement to be driven by a higher gross profit rate on lower freight costs and higher AURs and modest operating expense leverage on higher sales.
•Effective tax rate to be in the mid-30s. This outlook assumes the continued inability to realize benefits on certain expected tax losses incurred outside of the U.S.

Conference Call
Today at 8:30 a.m. ET, the company will conduct a conference call and provide additional details around its quarterly results and its outlook for the third quarter. To access the call by phone, participants will need to register at the following URL address to obtain a dial-in number and passcode: https://register.vevent.com/register/BI00b7584485ee47f98eca556c6ffce3e8
A presentation of second quarter results will be available in the “Investors” section at corporate.abercrombie.com at approximately 7:30 a.m. ET, today. Important information may be disseminated initially or exclusively via the website; investors should consult the site to access this information.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This Press Release and related statements by management or spokespeople of Abercrombie & Fitch Co. (A&F) contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements, including, without limitation, statements regarding our third quarter and annual fiscal 2023 results, relate to our current assumptions, projections and expectations about our business and future events. Any such forward-looking statements involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company’s control. The inclusion of such information should not be regarded as a representation by the company, or any other person, that the objectives of the company will be achieved. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “should,” “are confident,” “will,” “could,” “outlook,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise any forward-looking statements, including any financial targets or estimates, whether as a result of new information, future events, or otherwise. Factors that may cause results to differ from those expressed in our forward-looking statements include, but are not limited to, the factors disclosed in Part I, Item 1A. “Risk Factors” of the company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2023, and otherwise in our reports and filings with the Securities and Exchange Commission, as well as the following factors: risks related to changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits; risks related to continued inflationary pressures with respect to labor and raw materials and global supply chain constraints that have, and could continue, to affect freight, transit, and other costs; risks related to geopolitical conflict, including ongoing geopolitical challenges between the United States and China, the ongoing hostilities in Ukraine, acts of terrorism, mass casualty events, social unrest, civil disturbance or disobedience; risks related to our failure to engage our customers, anticipate customer demand and changing fashion trends, and manage our inventory; risks related to our failure to operate effectively in a highly competitive and constantly evolving industry; risks related to our ability to execute on our strategic and growth initiatives, including those outlined in our Always Forward Plan; risks related to fluctuations in foreign currency exchange rates; risks related to fluctuations in our tax obligations and effective tax rate, including as a result of earnings and losses generated from our international operations, may result in volatility in our results of operations; risks and uncertainty related to adverse public health developments, such as the COVID‐19 pandemic; risks associated with corporate responsibility issues; risks related to cybersecurity threats and privacy or data security breaches; and the potential loss or disruption to our information systems.

Other Information
This document includes certain adjusted non-GAAP financial measures where management believes it to be helpful in understanding the company's results of operations or financial position. Additional details about non-GAAP financial measures and a reconciliation of GAAP financial measures to non-GAAP financial measures can be found in the "Reporting and Use of GAAP and Non-GAAP Measures" section. Sub-totals and totals may not foot due to rounding. Net income (loss) and net income (loss) per share financial measures included herein are attributable to Abercrombie & Fitch Co., excluding net income attributable to noncontrolling interests.

Unless otherwise noted, as used in this document, unless otherwise defined "Abercrombie brands" refers to the company's Abercrombie & Fitch and abercrombie kids brands and "Hollister brands" refers to the company's Hollister, Gilly Hicks, and Social Tourist brands. Additionally, references to "Americas" includes North America and South America, "EMEA" includes Europe, the Middle East and Africa and "APAC" includes the Asia-Pacific region, including Asia and Oceania.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global, omnichannel specialty retailer of apparel and accessories for men, women and kids. The iconic Abercrombie & Fitch brand was born in 1892 and aims to make every day feel as exceptional as the start of a long weekend. abercrombie kids sees the world through kids’ eyes, where play is life and every day is an opportunity to be anything and better anything. The Hollister brand believes in liberating the spirit of an endless summer inside everyone and making teens feel celebrated and comfortable in their own skin. Gilly Hicks, offering active lifestyle products, is designed to create happiness through movement. Social Tourist, the creative vision of Hollister and social media personalities, Dixie and Charli D’Amelio, offers trend forward apparel that allows teens to experiment with their style, while exploring the duality of who they are both on social media and in real life.

The brands share a commitment to offering products of enduring quality and exceptional comfort that allow consumers around the world to express their own individuality and style. Abercrombie & Fitch Co. operates approximately 760 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com, www.gillyhicks.com and www.socialtourist.com.

Investor Contact:	Media Contact:

Mo Gupta	Kate Wagner
Abercrombie & Fitch Co.	Abercrombie & Fitch Co.
(614) 283-6751	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	July 29, 2023	% of Net Sales	July 30, 2022	% of Net Sales
Net sales	$935,345	100.0%	$805,091	100.0%
Cost of sales, exclusive of depreciation and amortization	350,965	37.5%	339,200	42.1%
Gross profit	584,380	62.5%	465,891	57.9%
Stores and distribution expense	352,730	37.7%	340,791	42.3%
Marketing, general and administrative expense	144,502	15.4%	124,168	15.4%
Asset impairment	—	—%	2,170	0.3%
Other operating (income) loss, net	(2,694)	(0.3)%	953	0.1%
Operating income (loss)	89,842	9.6%	(2,191)	(0.3)%
Interest expense, net	1,097	0.1%	6,917	0.9%
Income (loss) before income taxes	88,745	9.5%	(9,108)	(1.1)%
Income tax expense	30,014	3.2%	5,634	0.7%
Net income (loss)	58,731	6.3%	(14,742)	(1.8)%
Less: Net income attributable to noncontrolling interests	1,837	0.2%	2,092	0.3%
Net income (loss) attributable to A&F	$56,894	6.1%	$(16,834)	(2.1)%

Net income (loss) per share attributable to A&F
Basic	$1.13		$(0.33)
Diluted	$1.10		$(0.33)

Weighted-average shares outstanding:
Basic	50,322		50,441
Diluted	51,548		50,441

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Twenty-Six Weeks Ended		Twenty-Six Weeks Ended
	July 29, 2023	% of Net Sales	July 30, 2022	% of Net Sales
Net sales	$1,771,339	100.0%	$1,617,853	100.0%
Cost of sales, exclusive of depreciation and amortization	677,165	38.2%	702,416	43.4%
Gross profit	1,094,174	61.8%	915,437	56.6%
Stores and distribution expense	684,343	38.6%	678,334	41.9%
Marketing, general and administrative expense	287,133	16.2%	246,317	15.2%
Asset impairment	4,436	0.3%	5,592	0.3%
Other operating income, net	(5,588)	(0.3)%	(2,889)	(0.2)%
Operating income (loss)	123,850	7.0%	(11,917)	(0.7)%
Interest expense, net	4,540	0.3%	14,224	0.9%
Income (loss) before income taxes	119,310	6.7%	(26,141)	(1.6)%
Income tax expense	42,732	2.4%	3,447	0.2%
Net income (loss)	76,578	4.3%	(29,588)	(1.8)%
Less: Net income attributable to noncontrolling interests	3,113	0.2%	3,715	0.2%
Net income (loss) attributable to A&F.	$73,465	4.1%	$(33,303)	(2.1)%

Net income (loss) per share attributable to A&F
Basic	$1.47		$(0.65)
Diluted	$1.43		$(0.65)

Weighted-average shares outstanding:
Basic	49,952		51,262
Diluted	51,535		51,262

Reporting and Use of GAAP and Non-GAAP Measures
The company believes that each of the non-GAAP financial measures presented are useful to investors as they provide a measure of the company’s operating performance excluding the effect of certain items which the company believes do not reflect its future operating outlook, such as asset impairment charges, therefore supplementing investors’ understanding of comparability of operations across periods. Management used these non-GAAP financial measures during the periods presented to assess the company’s performance and to develop expectations for future operating performance. Non-GAAP financial measures should be used supplemental to, and not as an alternative to, the company’s GAAP financial results, and may not be calculated in the same manner as similar measures presented by other companies.

In addition, at times the company provides comparable sales, defined as the percentage year-over-year change in the aggregate of: (1) sales for stores that have been open as the same brand at least one year and whose square footage has not been expanded or reduced by more than 20% within the past year, with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation, and (2) digital net sales with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation.

The company also provides certain financial information on a constant currency basis to enhance investors’ understanding of underlying business trends and operating performance, by removing the impact of foreign currency exchange rate fluctuations. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current year average exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share effect from foreign currency is calculated using a 26% tax rate.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Twenty-Six Weeks Ended July 29, 2023
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment (2)	$4,436	$4,436	$—
Operating income	123,850	(4,436)	128,286
Income before income taxes	119,310	(4,436)	123,746
Income tax expense (3)	42,732	(1,207)	43,939
Net income attributable to A&F	$73,465	$(3,229)	$76,694

Net income per diluted share attributable to A&F	$1.43	$(0.06)	$1.49
Diluted weighted-average shares outstanding:	51,535		51,535
(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    Excluded items consist of pre-tax store impairment charges of $4.4 million.
(3)    The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Twenty-Six Weeks Ended July 30, 2022
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment (2)	$5,592	$5,592	$—
Operating loss	(11,917)	(5,592)	(6,325)
Loss before income taxes	(26,141)	(5,592)	(20,549)
Income tax expense (3)	3,447	(1,529)	4,976
Net loss attributable to A&F	$(33,303)	$(4,063)	$(29,240)

Net loss per diluted share attributable to A&F	$(0.65)	$(0.08)	$(0.57)
Diluted weighted-average shares outstanding:	51,262		51,262
(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    Excluded items consist of pre-tax store asset impairment charges of $5.6 million.
(3)    The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Reconciliation of Constant Currency Financial Measures
Thirteen Weeks Ended July 29, 2023 and July 30, 2022
(in thousands, except percentage and basis point changes and per share data)
(Unaudited)

	2023	2022	% Change
Net sales
GAAP (1)	$935,345	$805,091	16%
Impact from changes in foreign currency exchange rates (2)	—	2,873	—%
Net sales on a constant currency basis	$935,345	$807,964	16%

Gross profit	2023	2022	BPS Change (3)
GAAP (1)	$584,380	$465,891	460
Impact from changes in foreign currency exchange rates (2)	—	(2,977)	60
Gross profit on a constant currency basis	$584,380	$462,914	520

Operating income (loss)	2023	2022	BPS Change (3)
GAAP (1)	$89,842	$(2,191)	990
Excluded items (4)	—	(2,170)	30
Adjusted non-GAAP	$89,842	$(21)	960
Impact from changes in foreign currency exchange rates (2)	—	(971)	10
Adjusted non-GAAP constant currency basis	$89,842	$(992)	970

Net income (loss) attributable to A&F	2023	2022	$ Change
GAAP (1)	$1.10	$(0.33)	$1.43
Excluded items, net of tax (4)	—	(0.03)	0.03
Adjusted non-GAAP	$1.10	$(0.30)	$1.40
Impact from changes in foreign currency exchange rates (2)	—	(0.02)	0.02
Adjusted non-GAAP constant currency basis	$1.10	$(0.32)	$1.42

(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    The estimated impact from foreign currency is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share estimated impact from foreign currency is calculated using a 26% tax rate.
(3)    The estimated basis point change has been rounded based on the percentage change.
(4)    Excluded items consist of $2.2 million pre-tax store asset impairment charges for the prior year.

Abercrombie & Fitch Co.
Reconciliation of Constant Currency Net Sales by Geography and Brand
Thirteen Weeks Ended July 29, 2023 and July 30, 2022
(in thousands, except percentage changes)
(Unaudited)
	2023	2022			GAAP % Change	Non-GAAP Constant Currency Basis % Change
	GAAP	GAAP	Impact From Changes In Foreign Currency Exchanges Rates (1)	Non-GAAP Constant Currency Basis
Net sales by segment: (2)
Americas	$731,427	$613,244	$(1,174)	$612,070	19%	19%
EMEA	171,962	164,827	5,306	170,133	4%	1%
APAC	31,956	27,020	(1,259)	25,761	18%	24%
Total company	$935,345	$805,091	$2,873	$807,964	16%	16%

	2023	2022			GAAP % Change	Non-GAAP Constant Currency Basis % Change
	GAAP	GAAP	Impact From Changes In Foreign Currency Exchanges Rates (1)	Non-GAAP Constant Currency Basis
Net sales by brand:
Abercrombie (3)	462,711	368,157	(71)	368,086	26%	26%
Hollister (4)	$472,634	$436,934	$2,944	$439,878	8%	7%
Total company	$935,345	$805,091	$2,873	$807,964	16%	16%

(1)The estimated impact from foreign currency is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share estimated impact from foreign currency is calculated using a 26% tax rate.
(2)Net sales by segment are presented by attributing revenues to an individual country on the basis of the country in which the merchandise was sold for in-store purchases and on the basis of the shipping location provided by customers for digital orders.
(3)For purposes of the above table, Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.
(4)For purposes of the above table, Hollister includes the Hollister, Gilly Hicks and Social Tourist brands.

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	July 29, 2023	January 28, 2023	July 30, 2022
Assets
Current assets:
Cash and equivalents	$617,339	$517,602	$369,957
Receivables	112,597	104,506	79,820
Inventories	493,479	505,621	708,024
Other current assets	87,850	100,289	104,887
Total current assets	1,311,265	1,228,018	1,262,688
Property and equipment, net	553,680	551,585	511,181
Operating lease right-of-use assets	714,977	723,550	740,627
Other assets	216,792	209,947	219,598
Total assets	$2,796,714	$2,713,100	$2,734,094

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$323,197	$258,895	$408,297
Accrued expenses	375,544	413,303	342,690
Short-term portion of operating lease liabilities	191,700	213,979	202,699
Income taxes payable	46,039	16,023	5,582
Total current liabilities	936,480	902,200	959,268
Long-term liabilities:
Long-term portion of operating lease liabilities	$692,046	$713,361	$714,265
Long-term borrowings, net	297,385	296,852	304,219
Other liabilities	92,019	94,118	83,415
Total long-term liabilities	1,081,450	1,104,331	1,101,899
Total Abercrombie & Fitch Co. stockholders’ equity	768,306	694,841	661,788
Noncontrolling interests	10,478	11,728	11,139
Total stockholders’ equity	778,784	706,569	672,927
Total liabilities and stockholders’ equity	$2,796,714	$2,713,100	$2,734,094

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Cash Flows
(in thousands, except per share data)
(Unaudited)

	Twenty-Six Weeks Ended
	July 29, 2023	July 30, 2022
Operating activities
Net cash provided by (used for) operating activities	$216,328	$(259,733)

Investing activities
Purchases of property and equipment	$(89,780)	$(59,582)
Proceeds from sale of property and equipment	—	7,972
Net cash used for investing activities	$(89,780)	$(51,610)

Financing activities
Payment of debt modification costs and fees	(17)	—
Purchases of common stock	—	(117,775)
Other financing activities	(23,325)	(17,649)
Net cash used for financing activities	$(23,342)	$(135,424)

Effect of foreign currency exchange rates on cash	$(3,672)	$(7,567)
Net increase (decrease) in cash and equivalents, and restricted cash and equivalents	$99,534	$(454,334)
Cash and equivalents, and restricted cash and equivalents, beginning of period	$527,569	$834,368
Cash and equivalents, and restricted cash and equivalents, end of period	$627,103	$380,034